Exhibit 99.3

SOLARBUZZ MARKET DATA AUTHORIZATION

PRIVATE & CONFIDENTIAL

Re: Consent to References to NPD SolarBuzz by Sky Solar Holdings, Ltd.

Madam/Sirs:

In connection with the proposed initial public offering of Sky Solar Holdings, Ltd. (the “Proposed IPO”), we hereby consent to references to our name and to the report, “Solarbuzz” (the “Report”), in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, and any other documents in connection with the Proposed IPO and annual reports on Form 20-F (“Annual Reports”). We further consent to the inclusion of information, data and statements from the Report in the Registration Statement and any other documents in connection with the Proposed IPO and the Annual Reports. We confirm that the Report reflects the most recent available information. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and the Annual Reports.